PRESS RELEASE

SiriusPoint Appoints John Sauerland to Board of Directors

HAMILTON, Bermuda, November 3, 2026 – SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty underwriter, today announced the appointment of John Sauerland to the Board of Directors, effective Jan 1, 2027.

Mr. Sauerland brings more than 35 years of insurance industry experience to SiriusPoint, following a long career at Progressive Insurance, where he most recently served as Chief Financial Officer. He also brings extensive governance experience, having served on the boards of Beazley, FedEx Freight, the Cleveland Museum of Art, and the Greater Cleveland Food Bank.

“What attracted me to SiriusPoint was the progress the business has made and the clarity of its strategy,” said Mr. Sauerland. “There is a strong platform to build from, and I look forward to working with my fellow Board members and the leadership team to support the company’s continued growth.”

“John’s combination of deep insurance knowledge, financial expertise, and broad governance experience makes him a strong addition to the Board,” said Bronek Masojada, Chair of the Board of Directors at SiriusPoint. “He brings a valuable perspective, shaped by a long career in the industry as well as his work with organisations across different sectors, which will add to the breadth of thinking around our Board table.”

ENDS

About SiriusPoint
SiriusPoint is a global specialty underwriter providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with managing general agents and program administrators. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A from AM Best, Fitch, and S&P, and A3 from Moody’s. For more information, please visit https://www.siriuspt.com/.

Forward-Looking Statements We make statements in this press release, and any related oral statements, that are forward-looking statements within the meaning of the U.S. federal securities laws, which we intend to be covered by the safe harbor provisions for such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those made in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk factors described in SiriusPoint’s most recent Annual Report on Form 10-K and any other subsequent periodic reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date made and SiriusPoint undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investor Relations Liam Blackledge, SiriusPoint
Liam.Blackledge@siriuspt.com
+44 203 772 3082

Media Natalie King, SiriusPoint
natalie.king@siriuspt.com
+44 7707 288817